Exhibit 5.1

Opinion of Davis Wright Tremaine LLP

April 4, 2006

Communication Intelligence Corporation
275 Shoreline Drive, Suite 500
Redwood Shores, California 94065

Dear Ladies and Gentlemen:

We have acted as counsel to Communication Intelligence Corporation (the "Company") in connection with the registration statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission on April 5, 2006 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of 2,114,443 shares of the Company’s Common Stock (the “Shares”). Capitalized terms used herein that are not otherwise defined have the meanings ascribed thereto as set forth in the Registration Statement and the exhibits thereto.

We have examined such documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinions hereinafter expressed. This opinion letter is to be interpreted in accordance with the Guidelines for the Preparation of Closing Opinions issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 57 Business Lawyer 875 (February 2002).

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized for issuance by Company, and when issued and sold in the manner described in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

This opinion is limited to the Delaware General Corporation Law. We express no opinion with respect to the laws of any other country, state or jurisdiction.

This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this letter after the date hereof.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to all references to us in the Registration Statement and any amendment thereto.

Very truly yours,

/s/ Davis Wright Tremaine LLP